SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                             FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934



  Date of Report (Date of Earliest Event Reported) May 19, 1999



                  THE SINGING MACHINE COMPANY, INC.
      (Exact name of Registrant as specified in its charter)




                             Delaware
          (State or Other Jurisdiction of Incorporation)



   0-24968                               95-3795478
(Commission File Number)        (IRS Employer Identification No.)




       3101 N.W. 25th Avenue, Pompano Beach, Florida 33069
             (Address of Principal Executive Offices)



                          (954) 968-8006
                 (Registrant's Telephone Number)




  (Former Name or Former Address, if changed since last report)



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Item 5.   Other Events.

     The Singing Machine Co., Inc. announced the Initial Closing of a Private Placement of the Company's securities. The Initial Closing of the Private Placement Offering was held Monday, May 17, 1999. The Company obtained the net proceeds from the sale of the minimum of 40 Units of the Company securities for gross proceeds of $1,100,000. The Company will continue to offer the remaining Units of the Private Placement until it is sold or until the end of the Offering period, June 30, 1999.

     The Purchase Price for each Unit is $27,500. Each Unit consists of 20,000 shares of the Company's convertible Preferred Stock ("Preferred Stock") and 4,000 Common Stock Purchase Warrants ("Warrants"). Each share of Preferred Stock is convertible, at the option of the Holder, into one (1) share of the Company's Common Stock at any time after issuance. Each share of Preferred Stock will automatically convert into one (1) share of the Company's Common Stock at 5:00 p.m. eastern time on April 1, 2000, which is one (1) year from the date of the Private Placement Memorandum. Each warrant entitles the Holder to purchase, at any time during the period commencing from the date of issuance and ending three
(3) years from the date of the Private Placement Memorandum, one
(1) share of the Company's Common Stock at a purchase price of $2.00 per share. Fractional Units may be purchased at the discretion of the Company.

     The Units are being offered only to "accredited investors" as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The Units are being offered on a $1,100,000 minimum - $1,375,000 maximum basis pursuant to Rule 506 of Regulation D under the Securities Act. Purchasers of the Units will receive securities that are not registered with the Securities and Exchange Commission (the "Commission") as a result of this Offering. The Company, however, will use its best efforts to file a registration statement with the Commission to register the Company's Common Stock underlying the securities comprising the Units within ninety (90) days after the completion of this Offering. There is no assurance as to when or if the registration statement will be declared effective by the Commission. There is no public market for the Units, Preferred Stock, or the Warrants, and none will develop as a result of this Offering.

                            SIGNATURES


     Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 THE SINGING MACHINE COMPANY, INC.



May 19, 1999                     By: /s/ John Klecha
                                    John Klecha, Secretary